Exhibit 23.2

Tel: 312-856-9100	330 N Wabash, Suite 3200
Fax: 312-856-1379	Chicago, IL 60611
www.bdo.com

Consent of Independent Registered Public Accounting Firm

Chicago Atlantic Real Estate Finance, Inc.

Chicago, Illinois

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 14, 2022, relating to the consolidated financial statements of Chicago Atlantic Real Estate Finance, Inc. appearing in the Company’s Form 10-K for the period from March 30, 2021 (inception) to December 31, 2021.

Chicago, IL

July 12, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.